UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2008

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in Charter)

Delaware
State or Other
Jurisdiction of
Incorporation

0-25033	63-1201350
(Commission	(IRS Employer
File Number)	Identification No.)

17 North 20th Street, Birmingham, Alabama	35203
(Address of Principal Executive Offices)	Zip Code)

(205) 327-1400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On September 4, 2008, Superior Bancorp (the “Company”) established a $10,000,000 revolving line of credit with Colonial Bank (the “Lender”). The line of credit, which is secured by all of the issued and outstanding stock of the Company’s subsidiary, Superior Bank, will mature on September 3, 2009. The Company may borrow, repay and re-borrow amounts advanced under the revolving line of credit from time to time until the maturity date. Interest on each advance under the line of credit accrues at the Colonial Bank base rate. The Lender may accelerate the payment of principal and interest if there is an event of default under the terms of the line of credit. Events of default include, among other things, the Company’s failure to make any payment when due, material breaches of the Company’s representations, warranties or covenants in the loan agreement, the commencement of voluntary or involuntary bankruptcy or similar proceedings with respect to the Company, a default by the Company with respect to other indebtedness and the occurrence of certain other events which have a material adverse effect on the Company.

On September 4, 2008, the Lender advanced the full $10,000,000 under the line of credit which the Company used to pay its obligations under a matured $10,000,000 line of credit with U.S. Bank, National Association.

Neither the Company nor the Company’s affiliates have any material relationship with the Lender other than in respect of the line of credit, except that D. Dewey Mitchell, a director of the Company, is a guarantor on a material business development loan from the Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR BANCORP /s/ C. Stanley Bailey C. Stanley Bailey Chairman and Chief Executive Officer

Date: September 10, 2008